Exhibit 2.2

STOCK PURCHASE AGREEMENT

Dated as of May 18, 2006, by and among

Neff Rental, Inc.
River City Connections, Inc.
and
Don Bates

Don Greene

Tony Pugh

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 18, 2006 (this “Agreement”), is entered into by and among Neff Rental, Inc., a Florida corporation (“Neff”), River City Connections, Inc., a California corporation (the “Corporation”), and Don Bates, Don Greene and Tony Pugh (collectively, the “Shareholders”).

WHEREAS, the Corporation is engaged in the equipment rental, sales and service business at locations in Roseville and Elk Grove, California;

WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Corporation (the “Corporation’s Stock”);

WHEREAS, Neff wishes to acquire from the Shareholders all of the Corporation’s Stock;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1.             PURCHASE OF CORPORATION’S STOCK

1.1         Shares to be Purchased. At the Closing (as hereinafter defined), the Shareholders shall sell and deliver to Neff all of the issued and outstanding shares of the Corporation’s Stock, being the aggregate number of shares of the Corporation set forth on Schedule 3.2 opposite the Shareholders’ names.  At the Closing, Neff shall purchase the Corporation’s Stock and in exchange therefore shall deliver to the Shareholders at the Closing or thereafter as provided by this Agreement cash in an aggregate amount equal to the purchase price described in Section 1.2 (the “Purchase Price”).

1.2         Purchase Price.  The Purchase Price is Fourteen Million Five Hundred  Thousand Dollars ($14,500,000.00) (the “Base Purchase Price”), subject to adjustment as provided in Section 1.3 and Section 1.4.  The Base Purchase Price, as adjusted by Sections 1.3(a), 1.3(b)(ii), 1.3(c)(ii) and 1.4(b) (excluding, for purposes of all Closing payments, the effect of any Post-Closing Equipment Condition Adjustment), less the Hold Back (as defined in Section 1.4(a)), shall be paid in cash at the Closing by wire transfer to the accounts of the Shareholders as set forth on Schedule 3.2.  Notwithstanding the foregoing, or anything else in this Agreement to the contrary, the amount payable at the Closing pursuant to this Section 1.2 shall be further reduced by Twenty Thousand Dollars ($20,000).  Following the Closing, the Corporation will purchase and install a clarifier at the Corporation’s Elk Grove location.  Upon completion of such installation, Neff shall pay to the Shareholders as an increase to the Purchase Price, pro rata based on the relative amounts payable at the Closing pursuant to this Section 1.2, an aggregate amount equal to (a) Twenty Thousand Dollars ($20,000) less (b) the total costs and expenses incurred by the Corporation and Neff to purchase and install such clarifier.

1.3         Adjustments to Purchase Price.  The Purchase Price shall be adjusted as follows:

(a)           The Funded Debt shall be subtracted from the Base Purchase Price for purposes of determining the Purchase Price.  The “Funded Debt” includes: (i) the amount of the aggregate debt (excluding capital leases and trade payables) of the Corporation outstanding immediately prior to Closing and all prepayment penalties incurred or to be incurred by Neff or the Corporation in connection with the repayment of any such debt including all interest accrued through and including the Closing Date; (ii) to the extent not included in clause (i) of this Section 1.3(a), any debt or other payment obligation incurred pursuant to “floor planning” arrangements entered into with vendors of equipment held for sale by the Corporation; and (iii) the aggregate unpaid amount of all capitalized lease obligations (determined in accordance with U.S. GAAP, as defined in Section 1.4(c)) of the Corporation.  The Funded Debt is set forth on Schedule 1.3(a).  Notwithstanding the foregoing, “Funded Debt” shall not include equipment rented by Corporation that is not a capitalized lease as described in clause (iii) of the immediately preceding sentence (“RPO Equipment”). The Corporation does not own the RPO Equipment, however, the Corporation may purchase such equipment pursuant to an agreement upon terms favorable to the Company (the rights to which will remain with Corporation at Closing).

(b)           (i) The amount by which the Closing Date Working Capital is greater than zero shall be added to the Purchase Price or the amount by which the Closing Date Working Capital is less than zero shall be subtracted from the Purchase Price (the “Working Capital Adjustment”). The “Closing Date Working Capital” shall be determined by subtracting the Closing Date Current Liabilities from the Closing Date Current Assets.  The “Closing Date Current Assets” consist of the amount of the aggregate cash (less the aggregate amount of all outstanding checks to the extent not included in accounts payable) of the Corporation as of the Closing Date plus the aggregate amount of accounts receivable and earned but not-yet-billed income (in each case, less an allowance for doubtful accounts), prepaid expenses, repair parts inventory, fuel inventory and deposits, but exclude prepaid interest, equipment inventory, the resale inventory of merchandise  and estimated income tax payments made for current year operations.  The “Closing Date Current Liabilities” consist of the amount of the aggregate current liabilities (excluding the current portion of Funded Debt) including accounts payable, accrued expenses, accrued income taxes and customer deposits.  Schedule 1.3(b)(i) sets forth an example of the calculation of the Closing Date Working Capital assuming that the Closing had occurred on December 31, 2005 and derived from the balance sheet of the Company dated as of December 31, 2005 included in Schedule 3.7.

(ii) The Corporation’s best good faith estimate of the Closing Date Working Capital, the Closing Date Current Assets and the Closing Date Current Liabilities are set forth on Schedule 1.3(b)(ii).  Such amounts shall be used to determine an estimate of Closing Date Working Capital.  The amount by which the estimate of the Closing Date Working Capital is greater than zero shall be added to the Base Purchase Price or the amount by which the estimate of the Closing Date Working Capital is less than zero shall be subtracted from the Base Purchase Price, in either case, for purpose of determining the amounts payable to the  Shareholders at the Closing pursuant to Section 1.2.

(c)           (i) The invoice value of any new rental equipment (other than any such equipment disposed of by the Corporation after January 31, 2006), which new rental equipment was not included in the January 31, 2006 Rental Asset Listing described in

Section 1.4(b) because it was acquired by the Corporation after January 31, 2006 and prior to the Closing Date shall be added to the Purchase Price.  The proceeds of all rental equipment, which rental equipment was included on the January 31, 2006 Rental Asset Listing but has been disposed of by the Corporation after the January 31, 2006 and prior to the Closing Date, shall be subtracted from the Purchase Price.  All such equipment which has been acquired or disposed of since January 31, 2006 is listed on Schedule 1.3(c).  The net adjustment described in this Section 1.3(c)(i) for acquisitions of new equipment and dispositions of existing equipment is referred to in this Agreement as the “Net Equipment Adjustment”.  Schedule 1.3(c)(i) sets forth an example of the calculation of the Net Equipment Adjustment assuming the Closing had occurred March 31, 2006.

(ii) The Corporation’s best good-faith estimate of (A) the invoice value of each such piece of rental equipment acquired by the Corporation after January 31, 2006 and prior to the Closing Date and of the total invoice value of all such new equipment and (B) the proceeds of all rental equipment disposed of after January 31, 2006 and prior to the Closing Date, are set forth on Schedule 1.3(c)(ii).  Such amounts shall be used to determine an estimate of the Net Equipment Adjustment.  The amount by which the estimate of the Net Equipment Adjustment is greater than zero shall be added to the Base Purchase Price or the amount by which the estimate of the Net Equipment Adjustment is less than zero shall be subtracted from the Base Purchase Price, in either case, for purposes of determining the amounts payable to the Shareholders at the Closing pursuant to Section 1.2.

1.4         Hold Back.

(a)           (i) Neff shall hold back an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) of the Purchase Price, subject to possible reduction pursuant to Section 1.4(b) (the “General Hold Back”), plus an amount equal to Two Hundred Thousand Dollars ($200,000.00) of the Purchase Price (the “Funded Debt Hold Back” and, together with the General Hold Back, the “Hold Back”).  The amount of the Hold Back shall be deposited by Neff with U.S. Bank National Association, Corporate Trust Group, a national banking association (the “Escrow Agent”), to be held pursuant to an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”) for later distribution pending the determination of (A) the amount of the Post-Closing Equipment Condition Adjustment pursuant to Section 1.4(b), (B) the Working Capital Adjustment and the Net Equipment Adjustment pursuant to Sections 1.4(b) and 1.4(c), (C) the amount, if any, of Funded Debt not repaid at Closing determined pursuant to Section 1.4(a)(ii) and (D) the Shareholders’ indemnity obligations pursuant to Section 7; provided, however, that the Escrow Agreement will provide that any amounts remaining in the Hold Back that are not the subject of pending claims (for payment of the Purchase Price pursuant to Sections 1.4(b) and 1.4(c), to repay Funded Debt pursuant to Section 1.4(a)(ii) or pursuant to Section 7) shall be released to the Shareholders on July 18, 2006, with respect to the Funded Debt Hold Back, and November 6, 2006, with respect to the General Hold Back, in each case, pro rata based on their respective ownership of the Corporation’s Stock immediately prior to the Closing.  The parties hereby acknowledge and agree that the Hold Back shall be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization.

(ii) To the extent that any Payoff Letters or Termination Statements (each as defined in Section 5.2(h)) have not been delivered to Neff as of the Closing Date, the Shareholders shall use their reasonable best efforts to cause Payoff Letters and Termination Statements from all lenders of Funded Debt that have not been delivered to Neff as of the Closing Date to be delivered to Neff of the Corporation as soon as practicable.  If, following the Closing Date, it is determined that any Funded Debt was not included in the calculation of the Purchase Price, then, in addition to any other remedies available to Neff (but without duplication as to amounts payable pursuant to any such remedy), Neff shall have the right to cause the amounts required to repay such Funded Debt (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness through the date of repayment) to be paid from the Hold Back.

(b)           Schedule 1.4(b) (the “Rental Asset Listing”) sets forth the asset description, make, model, date of acquisition, serial number, original cost and net book value of all equipment owned or leased by the Corporation for rent to customers as of January 31, 2006, other than the RPO Equipment.  As used herein, the term “Equipment” means all of the equipment listed on the Rental Asset Listing and Schedule 1.3(c).  Immediately prior to the Closing Date, Neff and the Shareholders jointly shall complete a physical inventory of each item of Equipment on the Rental Asset Listing and Schedule 1.3(c) (it being understood that Neff will complete such physical inventory no later than 60 days after the Closing with respect to any Equipment that is unavailable because it is on rent at the time of the pre-Closing physical inventory).  The Purchase Price shall be reduced (the “Equipment Condition Adjustment”) for each item of Equipment listed on the Rental Asset Listing or Schedule 1.3(c), in each case, which is not Rental Ready (as defined in this Section 1.4(b)), has been sold, is missing, or is otherwise not available for rent to customers by the Corporation.  The reduction in the Purchase Price shall be an aggregate amount equal to (i) the cost to bring Equipment that is not Rental Ready to Rental Ready condition, plus (ii) the fair market value (as determined by Neff and the Shareholders or pursuant to Section 10) of all missing or unavailable Equipment, plus (iii) to the extent not otherwise included as an adjustment pursuant to Section 1.3(c), the proceeds to the Corporation received from the sale of Equipment sold between the date of the Rental Asset Listing and the Closing Date.  In the event of a Purchase Price reduction due to an Equipment Condition Adjustment, Neff shall be entitled to retain a portion of the Hold Back equal to such reduction, and the amount of such reduction shall be subtracted from $750,000 for purposes of determining the amount of the Hold Back under Section 1.4(a); provided, however, that with respect to any such adjustment related to Equipment that is unavailable because it is on rent at the time of the pre-Closing physical inventory, the Shareholder Representative (as defined in Section 1.4(c)) shall instruct the Escrow Agent promptly to pay Neff, by wire transfer of immediately available funds to an account designated by Neff, an amount equal to the amount of such reduction (such amount, the “Post-Closing Equipment Condition Adjustment”).  For purposes of this Agreement, an item of Equipment is “Rental Ready” only if all reasonably required maintenance has been performed and it does not require any repairs before being rented to a customer. Notwithstanding the foregoing, Equipment will be in “rental ready” condition for any item with an original cost of less than five thousand ($5,000.00) dollars that requires no more than two hundred ($200.00) of repairs for any one item and for any item with an original cost greater than five thousand ($5,000.00) dollars that requires no more than four hundred ($400.00) dollars of repairs for any one item. Notwithstanding anything to the contrary provided herein, there will be a deduction from the Purchase Price, only to the extent that the aggregate original value of missing or inoperative equipment (including any such Equipment identified in either the pre-Closing physical inventory or the post-Closing physical inventory) exceeds one hundred twenty-five thousand ($125,000.00) dollars.   Any disputes as to the physical count, fair market value or Rental Readiness of any item of Equipment will, if possible, be resolved by Neff and the Shareholders while the physical inventory of such Equipment is being taken.  Any such disputes not so resolved will be resolved by arbitration in accordance with Section 10.

(c)           (i)           Neff shall prepare and deliver to Don Bates (the “Shareholder Representative”), not later than 90 days after the Closing, on a consolidated basis, (A) a statement setting forth a calculation of the Closing Date Working Capital as of the close of business on the Closing Date (the “Closing Working Capital Statement”) and (B) a statement setting forth (1) the invoice value of each piece of rental equipment acquired by the Corporation after January 31, 2006 and prior to the Closing Date and the total invoice value of all such new equipment, (2) the proceeds of all rental equipment disposed of after January 31, 2006 and prior to the Closing Date and (3) a calculation of the Net Equipment Adjustment (the “Net Equipment Adjustment Statement”).  The Closing Working Capital Statement shall be prepared in accordance with U.S. GAAP applied consistently with the financial statements set forth in Schedule 3.7 hereto (provided that in the event of a conflict between U.S. GAAP and consistency, U.S. GAAP shall control), and shall present fairly, in all material respects, the financial condition of the Corporation as of the Closing.  The Shareholders shall cooperate with Neff and its accountants in the preparation of the Closing Working Capital Statement and the Net Equipment Adjustment Statement.  For purposes of the foregoing, “U.S. GAAP” means accounting principles generally accepted in the United States of America, including generally accepted accounting principles as interpreted by the United States Securities and Exchange Commission.  For the avoidance of doubt, the term, “U.S. GAAP,” when used herein, shall mean the accounting principles generally accepted by the SEC as reflected in Regulation S-X promulgated under the Securities Exchange Act as in effect from time to time.

(ii)           Neff will cooperate with the Shareholder Representative and will ensure that the Shareholder Representative and his auditor will be able to review the Closing Working Capital Statement and Net Equipment Adjustment Statement as soon as practicable after it is delivered to the Shareholder Representative.  Within 30 days following the Shareholder Representative’s receipt of the Closing Working Capital Statement and Net Equipment Adjustment Statement, the Shareholder Representative shall notify Neff in writing of any objections that the Shareholder Representative may have to the Closing Working Capital Statement or the Net Equipment Adjustment Statement, stating in reasonable detail the basis for any such objections (an “Objection Notice”); provided, that the only bases for objection shall be (A) non-compliance with the standards set forth in Section 1.4(c)(i) for the preparation of the Closing Working Capital Statement and (B) computational errors.  If the Shareholder Representative fails to deliver an Objection Notice to Neff within such 30-day period, the Shareholder Representative will be deemed to have concurred with the Closing Working Capital Statement and the Net Equipment Adjustment Statement.

(iii)          If the Shareholder Representative timely delivers an Objection Notice to Neff in accordance with 1.4(c)(ii), Neff and the Shareholder Representative shall, together with their respective independent certified public accountants, promptly consult with each other in good faith and exercise reasonable efforts to attempt to resolve differences in their respective analyses of the Closing Working Capital Statement and Net Equipment Adjustment Statement within ten days after the Shareholder Representative delivers the Objection Notice.  Any matter not specifically referenced in the Objection Notice shall be conclusively deemed to have been agreed upon by the parties.  If the parties are unable to resolve their differences within such ten-day period, the matter shall be resolved in accordance with Section 10.

(iv)          Each party shall bear the fees and expenses of its respective independent certified public accountants incurred in performing services pursuant to this Section.

(v)           Subject to the terms and conditions of this Agreement, the following adjustments and payments shall be made:

(A)                If the Closing Date Working Capital as set forth on the Closing Working Capital Statement as concurred with by the Shareholder Representative or as finally resolved in the manner set forth above exceeds the estimate of the Closing Date Working Capital determined pursuant to Section 1.3(b)(ii) and used to determine the amounts paid to the Shareholders at the Closing pursuant to Section 1.2, the Purchase Price shall be increased by the amount of such excess.

(B)                 If the Closing Date Working Capital as set forth on the Closing Working Capital Statement as concurred with by the Shareholder Representative or as finally resolved in the manner set forth above is less than the estimate of the Closing Date Working Capital determined pursuant to Section 1.3(b)(ii) and used to determine the amounts paid to the Shareholders at the Closing pursuant to Section 1.2, the Purchase Price shall be reduced by the amount of such difference.

(C)                 If the Net Equipment Adjustment as set forth on the Net Equipment Adjustment Statement as concurred with by the Shareholder Representative or as finally resolved in the manner set forth above exceeds the estimate of the Net Equipment Adjustment determined pursuant to Section 1.3(c)(ii) and used to determine the amounts paid to the Shareholders at the Closing pursuant to Section 1.2, the Purchase Price shall be increased by the amount of such excess.

(D)                If the Net Equipment Adjustment as set forth on the Net Equipment Adjustment Statement as concurred with by the Shareholder Representative or as finally resolved in the manner set forth above is less than the estimate of the Net Equipment Adjustment determined pursuant to Section 1.3(c)(ii) and used to determine the amounts paid to the Shareholders at the Closing pursuant to Section 1.2, the Purchase Price shall be reduced by the amount of such difference.

(E)                 If the aggregate amount paid at the Closing by Neff (including with respect to the Hold Back) exceeded the final Purchase Price, as adjusted pursuant to this Section 1.4(c), the Shareholder Representative shall instruct the Escrow Agent promptly pay to Neff, by wire transfer of immediately available funds to an account designated by Neff, an amount equal to such excess.  If the aggregate amount paid at the Closing by Neff (including with respect to the Hold Back) was less than the final Purchase Price, as adjusted pursuant to this Section 1.4(c), Neff shall promptly pay to the Shareholder Representative an amount equal to the difference between such final Purchase Price and the aggregate amount so paid by Neff at the Closing.  Any payment made pursuant to this Section 1.4(c) shall be accompanied by the payment of interest on the amount so paid, from and including the date of the Closing to but excluding the date of the payment, calculated on a monthly basis at the prime, rate of interest announced in The Wall Street Journal from time to time during the period beginning on the date of the Closing and ending on the date of payment.

1.5         Excluded Assets.  The assets listed on Schedule 1.5 (the “Excluded Assets”) shall be transferred to the Shareholders prior to the Closing, and Neff shall acquire no interest in or claim to any of the Excluded Assets.  The transfer of Excluded Assets shall be deemed effective for all purposes prior to the Closing Date.

1.6           Withholding Rights.  Neff and the Escrow Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement to the Shareholders such amounts as Neff and the Escrow Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Neff and the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders.  The parties acknowledge that, in reliance upon the representations of the Shareholders pursuant to Section 6.5, no amounts are being withheld with respect to the payments being made to the Shareholders on the date hereof pursuant to Section 1.2.

2.             CLOSING TIME AND PLACE

The closing of the transactions contemplated herein (the “Closing”) shall take place on May 18, 2006 (the “Closing Date”).  The Closing shall take place at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, CA 90077. At the Closing, Neff and the Shareholders shall deliver to each other the documents, instruments and other items described in Section 5 of this Agreement.

3.             REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE SHAREHOLDERS

The Corporation and the Shareholders, jointly and severally, (i) represent and warrant that each of the following representations and warranties is true as of the Closing Date with respect to the Shareholders and the Corporation, as the case may be, and (ii) agree that such representations and warranties shall survive the Closing.

3.1         Organization, Standing and Qualification.  The Corporation is duly organized, validly existing and in good standing under the laws of the State of California.  The Corporation has full corporate power and authority to own and lease its properties and to carry on its business as now conducted.  The Corporation is not conducting business as a foreign corporation in any other state.

3.2         Capitalization.  Schedule 3.2 sets forth, as of the Closing Date, the authorized and outstanding capital stock of the Corporation, the name, addresses and social security numbers or taxpayer identification numbers of the record and beneficial owners thereof, and the number of shares so owned, and wire transfer instructions for each Shareholder relating to the bank account to which the portion of the Purchase Price payable to each of them on the Closing Date should be sent.  On the Closing Date, all of the issued and outstanding shares of the capital stock of the Corporation were owned of record and beneficially by the Shareholders, as set forth in Schedule 3.2, and were free and clear of all liens, security interests, encumbrances, charges or claims of every kind (collectively, “Liens”).  Each share of the capital stock of the Corporation is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of the Corporation.  No option, warrant, call, conversion right, preemptive right, right of first offer or refusal or commitment of any kind (including any of the foregoing created in connection with any indebtedness of the Corporation) exists which obligates the Corporation to issue any of its authorized but unissued capital stock or other equity interest, or which obligates any Shareholder to transfer any of the Corporation’s Stock to any Person.  Schedule 1.3(a) sets forth a complete and accurate description of the Funded Debt.  For purposes of this Agreement, “Person” shall be deemed to mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority (as such term is defined in Section 3.14(c) herein).

3.3         All Stock Being Acquired.  The Corporation’s Stock being acquired by Neff hereunder constitutes all of the outstanding capital stock of the Corporation.

3.4         Authority for Agreement.  The Corporation and the Shareholders have full right, power and authority to enter into this Agreement and to perform its, his or her obligations hereunder.  The execution and delivery of this Agreement by the Corporation has been duly authorized by its Board of Directors.  This Agreement has been duly and validly executed and delivered by the Corporation and the Shareholders and, subject to the due authorization, execution and delivery by Neff, constitutes the legal, valid and binding obligation of the Corporation and the Shareholders enforceable against the Corporation and the Shareholders in accordance with its terms.

3.5         No Breach or Default.  Except as disclosed on Schedule 3.5, the execution and delivery by the Corporation and the Shareholders of this Agreement, and the consummation by the Shareholders of the transactions contemplated hereby, do not and will not:

(a)           result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, or require any consent under, or result in the vesting of any right of payment or other right, or any lien, claim, or encumbrance on the Corporation’s Stock or the assets of the Corporation under, any mortgage, lease, note, bond, indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which the Corporation or the Shareholders are a party, or by which the Corporation, the

Shareholders or any of its or their assets, is or may be bound or affected; or

(b)           violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any Governmental Authority; or

(c)           violate the Articles of Incorporation or Bylaws of the Corporation.

3.6         No Subsidiaries.  The Corporation has no subsidiaries, and there is no Person the equity or securities of which are held by the Corporation.

3.7         Financial Statements.  Schedule 3.7 includes copies of the following consolidated financial statements (“Financial Statements”) of the Corporation: balance sheets as of, and statements of income for the fiscal years ended, December 31, 2004 compiled by Mann, Urrutia, Nelson, CPAs & Assoc., LLP (the “CPA”) and balance sheets of, and statements of income for the fiscal years ended, December 31, 2005 (December 31, 2005 shall be referred to as the “Balance Sheet Date”) reviewed by the CPA, and an unaudited balance sheet as of, and unaudited statements of income for the three-month period ended, March 31, 2006.  The Financial Statements have been prepared in accordance with U.S. GAAP and are true and correct and fairly present (i) the financial position of the Corporation as of the respective dates of the balance sheets included in said statements, and (ii) the results of operations for the respective periods indicated.  The Financial Statements have been prepared consistently with prior periods.  Except to the extent reflected or reserved against in the Corporation’s balance sheet as of the Balance Sheet Date, or as disclosed on Schedule 3.7 or Schedule 3.8, the Corporation had as of the Balance Sheet Date, and has, as of the Closing Date, no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due.

3.8         Liabilities.  Schedules 3.8(a), (b), (c) and (d), are accurate lists and descriptions of all liabilities of the Corporation required to be described below in the format set forth below.

(a)           Schedule 3.8(a) lists, as of the Closing Date (other than trade payables, which are listed as of the Balance Sheet Date), all indebtedness for money borrowed and all other fixed and uncontested liabilities of any kind, character and description (excluding all real and personal property leasehold interests included in Schedule 3.8(d)) not included in Funded Debt, whether reflected or not reflected on the Financial Statements and whether accrued or absolute, and states as to each such liability the amount of such liability and to whom payable.  From the Balance Sheet Date through the Closing Date, trade payables have been incurred only in the ordinary course of business consistent with comparable prior periods.

(b)           Schedule 3.8(b) lists, as of the Closing Date, all claims, suits and proceedings which are pending against the Corporation, all contingent liabilities and, to the knowledge of the Corporation and the Shareholders, all claims, suits and proceedings threatened or anticipated against the Corporation.  Schedule 3.8(b) includes a summary description of each such liability, including, without limitation, (A) the name of each court, agency, bureau, board or body before which any such claim, suit or proceeding is pending, (B) the date such claim, suit or proceeding was instituted, (C) the parties to such claim, suit or proceeding, (D) a brief description of the factual basis alleged to underlie such claim, suit or proceeding, including the date or dates of all material occurrences, and (E) the amount claimed and other relief sought, together with copies of all material documents, reports and other records relating thereto to the extent that they are in the Corporation’s or the Shareholders’ possession or control.

(c)           Schedule 3.8(c) lists, as of the Closing Date and to the extent not otherwise included in Schedule 3.8(a), all liens, claims and encumbrances secured by or otherwise affecting any asset of the Corporation (including any Corporate Property (as defined in Section 3.12(a)), including a description of the nature of such lien, claim or encumbrance, the amount secured if it secures a liability, the nature of the obligation secured, and the party holding such lien, claim or encumbrance.

(d)           Schedule 3.8(d) lists, as of the Closing Date and to the extent not otherwise included in Schedules 3.8(a) and (c), all real and personal property leasehold interests to which the Corporation is a party as lessor or lessee (except for leases relating to Equipment in which the Corporation is the lessor) or, to the knowledge of the Corporation or the Shareholders, affecting or relating to any Corporate Property, and includes a description of the nature and principal terms of such leasehold interest, including, without limitation, the identity of the other party thereto, the term of such leasehold interest (including renewal options), the base rent and any additional rent owing thereunder (including any adjustments thereto), security deposits, rights of first offer or first refusal, purchase options, and restrictions on transfer.  All such leasehold interests (whether or not listed on Schedule 3.8(d)) are in full force and effect and binding on the parties thereto; neither the Corporation nor, to the knowledge of the Shareholders or the knowledge of the Corporation, any other party to any such Lease is in breach of any of the material provisions thereof; and to the knowledge of the Corporation and the knowledge of the Shareholders there exist no defaults or conditions that could lead to a default.

Except as described on Schedules 3.8(a), (b), (c) and (d), neither the Corporation nor any of the Shareholders has made any payment or committed to make any payment since the Balance Sheet Date on or with respect to any of the liabilities or obligations listed on Schedule 3.8(a), (b), (c) and (d) except, in the case of liabilities and obligations listed on Schedule 3.8(a), (c) and (d), periodic payments required to be made under the terms of the agreements or instruments governing such obligations or liabilities, or except as made in the ordinary course of business.

3.9         Rental Asset Listing; Personal Property.

(a)           Schedule 1.3(c) and the Rental Asset Listing collectively list all of the Equipment owned or leased by the Corporation as of the date of this Agreement for lease or rent to customers, including, with respect to each such piece of Equipment, the initial cost, accumulated depreciation and net book value of such item as of March 31, 2006.  Except as described on Schedule 3.9(a), all of the Corporation’s rental equipment (whether listed on Schedule 1.3(c) and the Rental Asset Listing or not) (i) have been maintained in the ordinary course of business, (ii) are in operable condition, and (iii) are in material compliance with all applicable laws, rules and regulations.  All of the Corporation’s rental equipment (whether listed on Schedule 1.3(c) and the Rental Asset Listing or not) are in rental ready condition consistent with Section 1.4(b) .

(b)           Schedule 3.9(b) lists, as of the Closing Date, substantially all the personal property and fixed assets (other than real estate, and Equipment included on Schedule 1.3(c) or the Rental Asset Listing) of the Corporation, including, without limitation, identification of each vehicle by description and serial number, identification of machinery, equipment and general descriptions of parts, supplies and inventory.  The Excluded Assets are not assets of the Corporation and are not reflected on Schedule 3.9(b) or in any Financial Statements.  Attached to Schedule 3.9(b) are copies of all motor vehicle titles and current registrations.  Except as described on Schedule 3.9(b), all of the Corporation’s vehicles, machinery and equipment necessary for the operation of its business (other than the Equipment listed on Schedule 1.3(c) and the Rental Asset Listing) (collectively, the “Other Assets”) (i) have been maintained in the ordinary course of business, (ii) are in operable condition, and (iii) are in material compliance with all applicable laws, rules and regulations.    All leases of fixed assets are in full force and effect and binding upon the parties thereto and  neither the Corporation nor any other party to such leases is in breach of any of the material provisions thereof.

3.10       Permits and Licenses.

Schedule 3.10 is a full and complete list, and includes copies, of all material permits, licenses, titles, fuel permits, zoning and land use approvals and authorizations, including, without limitation, any environmental permits, conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents constituting a material authorization or entitlement required for the ownership or the operation of the business of the Corporation (collectively the “Governmental Permits”).  Each such Governmental Permit has been duly obtained, is owned by, issued to, held by or otherwise benefiting the Corporation as of the Closing Date and is valid and held in full force and effect.  Any material conditions to the Governmental Permits and, if applicable, the expiration dates thereof, are also described in Schedule 3.10.  Except as set forth on Schedule 3.10, all of the Governmental Permits enumerated and listed on Schedule 3.10 are adequate for the operation of the business of the Corporation and of each Corporate Property as presently operated.  There are no proceedings pending or, to the knowledge of the Corporation or the knowledge of the Shareholders, threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same.

3.11       Certain Receivables.

Schedule 3.11 is an accurate list as of the Closing Date of the accounts and notes receivable of the Corporation from, and advances to, employees, former employees, officers, directors, the Shareholders and Affiliates of the foregoing which have not been repaid.  For purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls or has an ownership interest in, or is controlled or owned in whole or in part by, or is under common control or ownership in whole or in part with such Person, and in the case of the Corporation includes directors and officers, in the case of individuals includes the individual’s spouse, father, mother, grandfather, grandmother, brothers, sisters, children and grandchildren and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.

3.12       Real Property.

(a)           A list of each parcel of real property or facility owned or leased (or subleased) as of the Closing Date (collectively, the “Corporate Properties”), including the street addresses of the same, is set forth in Schedule 3.12(a), and the Corporation has provided to Neff true, correct and complete copies of all leases and subleases relating to real property leased from third-party landlords pursuant to which the Corporation leases Corporate Property from such third-party landlord.   All leases listed on Schedule 3.12(a) are in full force and effect and binding on the parties thereto; neither the Corporation nor, to the knowledge of the Corporation or the knowledge of the Shareholders, any other party to any such Lease is in breach of any of the material provisions thereof; to the knowledge of the Corporation or the knowledge of the Shareholders, the landlord’s interest in any such Lease has not been assigned to any third party nor has any such interest been mortgaged, pledged or hypothecated; and the Corporation has not assigned any such lease or sublet all or any part of the Corporate Property which is the subject of any such lease.  With regard to any sublease, the Corporation has provided to Neff true, correct and complete copies of each lease related to the property subject to such sublease, and to the knowledge of the Shareholders or the knowledge of the Corporation, all such leases are in full force and effect and binding on the parties thereto, and no party is in breach of any of the material terms thereof.

(b)           Except as otherwise disclosed on Schedule 3.12(b):

(i)            Each Corporate Property is fully licensed, permitted and authorized to carry on its current business under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations, and covenants, conditions and restrictions applicable to the Corporate Property, and no Corporate Property or the current use thereof constitutes a non-conforming use or is otherwise subject to any restrictions regarding the operation, renovation or reconstruction thereof.

(ii)           All activities and operations at each Corporate Property are being and have been conducted in compliance in all material respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and covenants, conditions, restrictions, variances, licenses, rules and regulations.

(iii)          To the knowledge of the Shareholders or the knowledge of the Corporation, there are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any Corporate Property’s material site assessments, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to such Corporate Property that is leased to the Corporation, and there are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any material site assessment, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Corporate Property.

(c)           No Corporate Property is the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and, to the knowledge of the Corporation or the knowledge of the Shareholders, no such proceedings are threatened.

(d)           The Corporate Properties include all the real property used by the Corporation in connection with the current business operation of the Corporation which is necessary for the operation of the Business of the Corporation as currently conducted.

3.13       Litigation.  There are no actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of the Shareholders or the knowledge of the Corporation, threatened against the Corporation, in or before any court, arbitration panel or other tribunal or before or by any Governmental Authority, except actions, suits, proceedings or investigations as disclosed in Schedule 3.13.  Except as set forth on Schedule 3.13, there is no outstanding judgment, order, writ, injunction or decree against the Corporation, the result of which could materially adversely affect the Corporation or its business or any of the Corporate Properties, nor has the Corporation been notified that any such judgment, order, writ, injunction or decree has been requested.

3.14       Contracts and Agreements.

(a)           Schedule 3.14(a) lists, as of the Closing Date, all material contracts and agreements (other than standard rental agreements with customers, leases included with Schedule 3.8(d) and other documents included with Schedule 3.12(a)) to which the Corporation is a party or by which it or any of its property is bound (including, but not limited to, dealership agreements, commission agreements, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other security agreements).  The Corporation has provided Neff with true, complete and correct  copies of all items listed or required to be listed on Schedule 3.14(a).  Except as disclosed on Schedule 3.14(a), all contracts and agreements required to be listed on Schedule 3.14(a) and all rental agreements with customers are in full force and effect and binding upon the parties thereto.  Except as set forth on Schedule 3.14(a), none of such contracts and agreements required to be listed on Schedule 3.14(a) and no rental agreement with any customer requires notice to, or consent or approval of, any third party of the transactions contemplated hereby.  Except as described or cross referenced on Schedule 3.14(a), neither the Corporation nor, to the knowledge of the Shareholders or the knowledge of the Corporation, any other parties to such contracts and agreements is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified the Corporation or the Shareholders of a default thereunder, or exercised any options thereunder.

(b)           With regard to rental agreements with customers, (i) the Corporation has provided Neff with a true, complete and correct copy of the form of rental agreement used by the Corporation in connection with such agreements, (ii) each such rental agreement conforms in all material respects to the form of rental agreement provided to Neff, (iii) attached hereto as Schedule 13.4(b) is a schedule of all rental agreements with customers as of March 31, 2006 setting forth in each case the name of the customer, the equipment subject to the lease, the lease rate and the term of the lease.

(c)           The Corporation is not a party, directly or indirectly, to any prime contract, subcontract, basic ordering agreement, letter agreement, purchase order, delivery order, bid, change order or commitment, in each case, with (a) any Governmental Authority or (b) any prime contractor or subcontractor with respect to performance by the Corporation or any of its subsidiaries as subcontractor of any portion of the obligations of the prime contract with any Governmental Authority.   For purposes of this Agreement the term “Governmental Authority” means any government, governmental, statutory, regulatory or administrative authority, agency, body or commission, or any court, tribunal or judicial body, whether federal, state, local or foreign.

(d)           Without limiting the foregoing, the agreements described on Schedule 3.14(d) are not material to the Corporation, and the Corporation is not, directly or indirectly, subject to any material liability pursuant to any of the agreements described on Schedule 3.14(d).

3.15       Insurance.  Schedule 3.15 is a complete list and includes copies, as of the Closing Date, of all insurance policies in effect on the Closing Date or, with respect to “occurrence” policies that were in effect, carried by the Corporation in respect of the Corporate Properties or any other property used by the Corporation and Schedule 3.15 specifies, for each policy, the name of the insurer, the type of risks insured, the deductible and limits of coverage, and the annual premium therefore.  During the last two years, there has been no lapse in any material insurance coverage of the Corporation.  For each insurer providing coverage for any of the contingent or other liabilities, except to the extent otherwise set forth in Schedule 3.8(b), each such insurer, if required, has been properly and timely notified of such liability, no reservation of rights letters have been received by the Corporation and the insurer has assumed defense of each suit or legal proceeding.

3.16       Personnel.  Schedule 3.16 is a complete list, as of the Closing Date, of all officers, directors and employees (by type or classification) of the Corporation and their respective rates of compensation, including (i) the portions thereof attributable to bonuses, (ii) any other salary, bonus, stock option, equity participation, or other compensation arrangement made with or promised to any of them, and (iii) copies of all employment agreements with non-union officers, directors and employees.  Schedule 3.16 shall also list the driver’s license number for each driver of the Corporation’s motor vehicles who is required to have a commercial, chauffeur’s, or other special class of drivers license in order to operate commercial or heavy vehicles used in any of the Corporation’s business.

3.17       Benefit Plans and Union Contracts.

(a)           Schedule 3.17(a) is a complete list as of the Closing Date, and includes complete copies (or, in the case of oral arrangements, descriptions), of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA) and any other plans, policies, programs, practices, agreements, understandings or arrangements (written or oral) providing compensation or other benefits to any current or former director, officer, employee or independent contractor (or to any dependent or beneficiary thereof) of the Corporation or any ERISA Affiliate (as defined below), which are currently, or were within the past six years, maintained, sponsored or contributed to by the Corporation or any ERISA Affiliate, or under which the Corporation or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including without limitation, all employment, retention, severance and change in control agreements, any agreements containing “golden parachute” provisions, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation, incentive, bonus, retirement, welfare benefit, vacation, holiday, cafeteria, medical, disability and deferred compensation plans, policies, programs, practices, agreements, understandings or arrangements (each, a “Benefit Plan”), together with complete copies of such Benefit Plans, any summaries and summary plan descriptions thereof (including any summary of material modifications), any trust agreements, insurance contracts or other funding vehicles related thereto, and classifications of employees covered thereby as of the Closing Date. For purposes of this Section 3.17, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Corporation that, together with the Corporation, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. Except for the Benefit Plans described on Schedule 3.17(a), the Corporation has no other pension, retirement, welfare, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements with any party.  All Benefit Plans are fully funded and have been operated in compliance with all applicable federal, state and local statutes, ordinances and regulations, including ERISA and the Code. With respect to the Benefit Plans, no event has occurred and, to the Corporation’s or the Shareholder’s knowledge, there exists no condition or set of circumstances in connection with which the Corporation could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans, ERISA, the Code or any other applicable laws, rules and regulations. All such plans that are intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.17(a).  Except as disclosed on Schedule 3.17(a), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports (Form 5500 series), actuarial reports or other financial statements, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 3.17(a).  All Benefit Plans have been in all material respects operated in accordance with the terms and provisions of the plan documents and all related documents and policies. No “reportable event” (within the meaning of Section 4043 of the Code) and no nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code) that could reasonably be expected to result in liability to the Corporation has occurred with respect to any Benefit Plan, and the

Corporation has not otherwise incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liability to the Pension Benefit Guaranty Corporation for any Benefit Plan, nor has the Corporation, nor any party-in-interest or disqualified Person, engaged in any transaction or other activity which would give rise to such liability. The Corporation has not at any time sponsored, contributed or been required to contribute to, and the Corporation does not otherwise have any liability (whether absolute or contingent) with respect to: (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA), (ii) any deferred compensation, excess benefit or other non-qualified retirement plan, program or other arrangement, or (iii) any plan, program or other arrangement that provides or promises to provide post-employment or post-retirement medical, disability or life insurance benefits (except as required by applicable laws, rules and regulations).  As of and including the Closing Date, the Corporation shall have made all contributions required to be made by it up to and including the Closing Date with respect to Benefit Plans.  All notices, filings and disclosures required by ERISA or the Code (including notices under Section 4980B of the Code) have been timely made with respect to each Benefit Plan.  The Corporation does not have any material liability, whether absolute or contingent, including any obligations under the Benefit Plans, with respect to any misclassification of a person performing services for the Corporation as an independent contractor rather than as an employee.

(b)           Schedule 3.17(b) is a complete list, as of the Closing Date, and includes complete copies of all union contracts and agreements between the Corporation and any collective bargaining group.  None of such agreements will expire or otherwise terminate within two years of the Closing Date.  The Corporation is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice.  There is no charge pending or, to the Corporation’s or the Shareholder’s knowledge, threatened, against the Corporation before any court or agency and alleging unlawful discrimination in employment practices and there is no charge of or proceeding with regard to any unfair labor practice against it pending before the National Labor Relations Board.  There is no labor strike, dispute, slow down or stoppage as of the Closing Date, existing or threatened against the Corporation; no union organizational activity exists respecting employees of the Corporation not currently subject to a collective bargaining agreement; the union contracts or other agreements delivered as part of Schedule 3.17(b) constitute all agreements with the unions or other collective bargaining groups, and there are no other arrangements or established practices relating to the employees covered by any collective bargaining agreement; and Schedule 3.17(b) will contain as of the date it is delivered a list of all arbitration or grievance proceedings that have occurred since the Balance Sheet Date.  No one has petitioned within the last five years, and no one is now petitioning, for union representation of any employees of the Corporation.  The Corporation has not experienced any labor strike, slow-down, work stoppage, labor difficulty or other job action during the last five years.

(c)           No payment made to any employee, officer, director or independent contractor (or to any dependent or beneficiary thereof), whether current, former or retired, of the Corporation (each, a “Recipient”) pursuant to any Benefit Plan or other arrangement (the “Golden Parachute Payment”) will be nondeductible by the Corporation because of the application of Sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will the Corporation be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code, nor could the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with other events) otherwise give rise to any liability under any Benefit Plan or accelerate the time of payment or vesting of, or increase the amount of, any payments, benefits or other rights due to any Recipient.  No Benefit Plan provides to any “service provider” (within the meaning of Section 409A of the Code) any compensation or benefits which could subject such service provider to gross income inclusion or tax pursuant to Section 409A(a)(1) of the Code.

3.18       Taxes.

Except as set forth on Schedule 3.18:

(a)           The Corporation has timely filed all requisite Tax Returns due for all fiscal periods ended on or before the Closing Date.  All such returns are accurate and complete and are reported on an accrual basis.  The Corporation is not the beneficiary of any extension of time within which to file any Tax Returns.  There are no open years, special assessments, examinations or audits in progress, extensions of any statute of limitations or claims against the Corporation relating to Taxes for any period or periods prior to and including the Closing Date and no notice of any claim for Taxes has been received.  Copies of (i) any Tax examinations, (ii) extensions of statutory limitations and (iii) the Tax Returns of the Corporation for its last two fiscal years are attached as part of Schedule 3.18.  All other Tax Returns for all prior years of the Corporation’s existence have been made available to Neff and are among the records of the Corporation which will accrue to Neff at the Closing.  The Corporation has not been contacted by any Taxing authority regarding a prospective examination, and the Corporation has not received notice from any governmental agency in a jurisdiction in which the Corporation does not file a Tax Return stating that the Corporation is or may be subject to taxation by that jurisdiction.  The Corporation has not entered into a closing agreement pursuant to Section 7121 of the Code during the prior five years.

(b)           The Corporation has duly paid all Taxes required to be paid prior to the Closing Date.  The reserves for Taxes contained in the Financial Statements of the Corporation are adequate to cover its Tax liability as of the Closing Date.  There are no Liens or encumbrances with respect to Taxes upon any of the assets of the Corporation, other than Permitted Liens.

(c)           The Corporation has withheld all required amounts from its employees for all pay periods in full and complete compliance with the withholding provisions of applicable federal, state and local laws.  All required Tax Returns with respect to income tax withholding, social security, and unemployment taxes have been duly filed by the Corporation for all periods for which such Tax Returns are due, all such Tax Returns are accurate and complete, and the amounts shown on all such Tax Returns to be due and payable have been paid in full.

(d)           The Corporation is not a party to or bound by any tax-indemnity, tax-sharing, or tax-allocation agreement, whether written or unwritten.

(e)           The Corporation has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(f)            None of the assets of the Corporation is property required to be treated as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

(g)           None of the assets of the Corporation are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(h)           None of the assets of the Corporation is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i)            The Corporation has not filed a consent pursuant to Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by it.

(j)            The Corporation has not agreed and is not required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

(k)           The Corporation will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany transaction or (v) excess loss account.

(l)            The Corporation has not within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(m)          The Corporation does not have any subsidiaries.

(n)           The Corporation does not own an equity interest in any entity treated for U.S. federal income tax purposes as a partnership or as a disregarded entity.

(o)           The Corporation is not, and has not been, a “personal holding company” within the meaning of Section 542 of the Code.

(p)           None of the indebtedness of the Corporation constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(q)           The Corporation has not entered into any transaction which is a “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4).

(r)            The Corporation does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

For purposes of this Agreement, the term “Taxes” means (i) all federal, state, local or foreign income, estimated income, business, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, environmental, customs duty, capital stock, stamp, transfer or recording, payroll, unemployment, disability, excise, production, value added, occupancy or other taxes, duties, levies, imposts or assessments of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (ii) any liability for amounts described in clause (i) under Treasury Regulation Section 1.1502-6, as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group or as a result of any agreement, implied or express, to indemnify any Person for amounts described in clause (i); and the term “Tax Returns” means all federal, state, local or foreign tax returns, tax reports, information statements and declarations of estimated tax required to be filed by or on behalf of the Corporation.

3.19       Copies Complete; Required Consents.  Except as disclosed on Schedule 3.19, the copies of the Articles of Incorporation and Bylaws of the Corporation, both as amended to the Closing Date, if at all amended, and the copies of all standard form rental agreements, leases, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to Neff in connection with the transactions contemplated hereby are complete and accurate as of the Closing Date and are true and correct copies of the originals thereof.  None of such leases, instruments, agreements, licenses, permits, site assessments, certificates or other documents requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby.

3.20       Product Quality, Warranty Claims, Product Liability.  To the knowledge of the Shareholders or the knowledge of the Corporation, all products and services sold, rented, leased, provided or delivered by the Corporation to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and the Corporation has no liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Corporation which might give rise to any liability) for replacement or repair thereof or other damages in connection therewith.  No product or service sold, leased, rented, provided or delivered by the Corporation to customers on or prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease.  Except as set forth on Schedule 3.20, the Corporation has no material liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Corporation which might give rise to any liability) arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any Equipment, product or service sold, rented, leased, provided or delivered by the Corporation on or prior to the Closing Date.

3.21       No Change With Respect to Corporation.  Except as set forth on Schedule 3.21, since the Balance Sheet Date, the business of the Corporation has been conducted only in the ordinary course and there has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of the Corporation other than changes in the ordinary course of business, none of which, either singly or in the aggregate, has been materially adverse.  Specifically, and without limiting the generality of the foregoing, except as set forth on Schedule 3.21, with respect to the Corporation, since the Balance Sheet Date, there has not been:

(a)           any change in its financial condition, assets, liabilities (contingent or otherwise), income, operations or business which has had or would reasonably be expected to have a material adverse effect on the Corporation, taken as a whole;

(b)           any damage, destruction or loss (whether or not covered by insurance) adversely affecting any material portion of its properties or business;

(c)           any change in or agreement to change (i) its Shareholders, (ii) ownership of its authorized capital or outstanding securities, or (iii) its securities;

(d)           any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

(e)           any increase or bonus or promised increase or bonus in the compensation payable or to become payable by it, to any of its directors, officers, employees or agents, or any accrual or arrangement for or payment of any bonus or other special compensation to any employee or any severance or termination pay paid to any of its present or former officers or other key employees;

(f)            any labor dispute or any other event or condition of any character with respect to the Corporation’s employees, materially adversely affecting its business or future prospects;

(g)           any sale or transfer, or any agreement to sell or transfer, any of its material assets, property or rights to any other Person, including, without limitation, the Shareholders and their Affiliates, other than equipment in the ordinary course of business (provided that neither the aggregate proceeds nor the aggregate book value of all such sales exceeded $250,000);

(h)           any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to it, including, without limitation, any indebtedness or obligation of the Shareholders or any Affiliate thereof;

(i)            any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(j)            any purchase or acquisition of, or any agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside the ordinary course of its business;

(k)           any waiver of any of its material rights or claims;

(l)            any new or any amendment or termination of any existing material contract, agreement, license, lease, permit or other right to which it is a party;

(m)          any decline in the stockholders equity of the Corporation to an amount less than the stockholders equity of the Corporation as of the Balance Sheet Date;

(n)           any increase in the amount of indebtedness owed by the Shareholders or their Affiliates to any Person other than the Corporation and secured by one or more Corporate Properties;

(o)           any increase in the amount of aggregate indebtedness owed by the Shareholders or their Affiliates to the Corporation;

(p)           any making or rescinding of any election relating to Taxes, the settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as required by applicable law or GAAP, the making of any material change to any of the Corporation’s methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent federal income Tax Return; or

(q)           any other transaction outside the ordinary course of its business.

3.22       Funded Debt; Closing Date Current Assets and Closing Date Current Liabilities.  Schedule 1.3(a) accurately sets forth the Funded Debt of the Corporation.  Schedule 1.3(b) contains a reasonable estimate of the Closing Date Current Assets and Closing Date Current Liabilities of the Corporation.  Schedule 1.3(c) contains a reasonable estimate of the Net Equipment Adjustment.

3.23       Bank Accounts.

(a)           Schedule 3.23(a) is a complete and accurate list, as of the Closing Date, of:

(i)            the name of each bank in which the Corporation has accounts or safe deposit boxes;

(ii)           the name(s) in which the accounts or boxes are held;

(iii)          the type of account; and

(iv)          the name of each Person authorized to draw thereon or have access thereto.

(b)           Schedule 3.23(b) is a complete and accurate list, as of the Closing Date, of:

(i)            each credit card or other charge account issued to the Corporation; and

(ii)           the name of each Person to whom such credit cards or other charge accounts have been issued.

3.24       Compliance With Laws.  The Corporation has complied in all material respects with, and the Corporation is presently in compliance with, federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it (collectively “Laws”), including, but not limited to, the Americans with Disabilities Act, the Federal Occupational Safety and Health Act, and Laws relating to the public health, safety or the preservation or protection of the environment (collectively, “Environmental Laws”).

3.25       Powers of Attorney.  The Corporation has not granted any power of attorney (except routine powers of attorney relating to representation before governmental agencies) or entered into any agency or similar agreement whereby a third party may bind or commit the Corporation in any manner.

3.26       Environmental Matters.

(a)           The Corporation has complied in all material respects with, and the Corporation is presently in compliance with, all applicable Environmental Laws other than as disclosed in the Phase I environmental reports of Gaia Tech, dated March 2006 (the “Phase I”), and there has been no assertion by any party that the Corporation is in violation of any Environmental Laws.

(b)           Schedule 3.10(a) lists all Governmental Permits required pursuant to Environmental Laws for the ownership or the operation of the business of the Corporation (“Environmental Permits”).  Each such Environmental Permit has been duly obtained, is owned by, issued to, held by or otherwise benefiting the Corporation as of the Closing Date and is valid and held in full force and effect.  Any material conditions to the Environmental Permits and, if applicable, the expiration dates thereof, are also described in Schedule 3.10(a).  Except as set forth on Schedule 3.10(a), all of the Environmental Permits enumerated and listed on Schedule 3.10(a) are adequate for the operation of the business of the Corporation and of each Corporate Property as presently operated.  There are no proceedings pending or, to the knowledge of the Corporation or the knowledge of the Shareholders, threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same and there are no circumstances, conditions or reasons which are likely to be the basis for any such revocation, cancellation, suspension or adverse modification.

(c)           Specifically and without limiting the generality of the foregoing paragraphs, except as disclosed on Schedule 3.26: (i) except as permitted under Environmental Law and as would not reasonably be expected to cause the Corporation to incur liability, the Corporation has not processed, handled, transferred, generated, treated, stored or disposed of or released any Hazardous Material (as defined in this Section 3.26); (ii) no Hazardous Material has been disposed of, or otherwise released on any Corporate Property by the Corporation or any other Person that would require remediation or otherwise cause the Corporation to incur liability; (iii) the Corporation has never been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any Corporate Property or any other real property (whether or not now or previously owned or leased by the Corporation);  (iv) there are no pending or, to the knowledge of the Corporation or the knowledge of the Shareholders, no threatened actions or proceedings from any governmental agency or other entity involving remediation of any condition of any of the Corporate Properties pursuant to the Environmental Laws; and (v) the Corporation is not a party or otherwise bound, directly or by operation of law, to any agreement, contact, obligation or instrument under which the Corporation is obligated by any representation, warranty, indemnification, covenant, restriction or other undertaking concerning compliance with or liability under any Environmental Laws.  As used in this Agreement, “Hazardous Material” shall mean the substances defined, listed or regulated as a hazardous or toxic substance, pollutant or contaminant under Environmental Laws, including those defined as “Hazardous Waste” in 40 CFR 261, or any comparable California statute or regulation, any substance the presence of which requires remediation pursuant to any Environmental Laws, and any petroleum, petroleum by-products, petroleum wastes, asbestos-containing materials, mold, PCBs and chlorofluorocarbons.

(d)           To the knowledge of the Corporation or to the knowledge of the Shareholders, there are no asbestos-containing materials at any of the Corporate Properties other than those that are non-friable and are being managed in compliance with Environmental Laws.

(e)           Except as set forth on Schedule 3.26, no underground storage tanks (“USTs”) containing petroleum products or wastes or other Hazardous Materials regulated by 40 CFR 280 or Environmental Laws are currently or have been located on any Corporate Property.  Except as set forth on Schedule 3.26, the Corporation has never owned or leased any real property not included in the Corporate Property having any USTs containing petroleum products or wastes or other Hazardous Materials regulated by 40 CFR 280 or Environmental Laws.  Except to the extent set forth on Schedule 3.26, the Corporation has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of any UST described on Schedule 3.26 and the Corporation has removed from its Corporate Properties all soil which has been contaminated by any releases associated with the use or operation of such UST.  With respect to each UST described on Schedule 3.26, the Corporation has provided to Neff:

(i)            the location of the UST if known, information and material, including any drawings and photographs, showing the location, if available, and whether the

Corporation currently owns or leases the property on which the UST is located (and if the Corporation does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

(ii)           the date of installation and specific use or uses of the UST, if known;

(iii)          copies, if available, of tank and piping tightness tests and cathodic protection tests and similar studies or reports for each UST;

(iv)          a copy of each notice to or from a governmental body or agency relating to the UST;

(v)           other material records, if any, with regard to the UST, including, without limitation, repair records, financial assurance compliance records and records of ownership; and

(vi)          to the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which, to the knowledge of the Corporation or the knowledge of the Shareholders, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination.

3.27       Patents, Trademarks, Trade Names, etc.  Schedule 3.27 lists all patents, trade names, fictitious business names, trademarks, service marks, and copyrights owned by the Corporation or which it is licensed to use (other than licenses to use software for personal computer operating systems that were provided when the computer was purchased and licenses to use software for personal computers that are granted to retail purchasers of such software).  No patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights, or designations used by the Corporation in its business infringe on any patents, trademarks, or copyrights, or any other rights of any Person.  Neither the Corporation nor the Shareholders knows or has any reason to believe that there are any claims of third parties to the use of any such names or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims.

3.28       Title to Assets and Permitted Liens. The Corporation has good, valid and marketable title to, or is leasing under current, valid agreements in full force and effect, all Corporate Properties, Equipment, Other Assets, intellectual property listed on Schedule 3.27, Governmental Permits and other personal property actually used or necessary for the conduct of its business, free of any Liens except: (i) liens for current taxes not yet due; (ii) minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially reduce the value or impair the use of the property subject thereto, do not materially impair the value of the Corporation, and have arisen only in the ordinary course of business and consistent with past practice; and (iii) the liens identified on Schedule 3.8(c) (collectively, the

“Permitted Liens”).

3.29       Manufacturers, Suppliers and Customers. Schedule 3.29 sets forth a complete and accurate list of the 10 largest customers and 10 largest suppliers of the Corporation for the twelve-month period ended December 31, 2005.  To knowledge of the Shareholders or to the knowledge of the Corporation, the relations between the Corporation and its suppliers and customers are good.  Neither the Corporation nor the Shareholders have knowledge of any fact (other than general economic and industry conditions) which indicates that any of the manufacturers or suppliers supplying products, components or materials to the Corporation intends to cease providing such items to the Corporation, nor does the Corporation or the Shareholders have knowledge of any fact (other than general economic and industry conditions) which indicates that any of the customers of the Corporation intends to terminate, limit or reduce its business relations with the Corporation.

3.30       Absence of Certain Business Practices.  Neither the Corporation nor the Shareholders have directly or indirectly within the past three years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of the Corporation in connection with any actual or proposed transaction which (a) might subject the  Corporation to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the financial condition, business or results of operations of the Corporation, or (c) if not continued in the future, might adversely affect the financial condition, business or operations of the Corporation or which might subject the Corporation to suit or penalty in any private or governmental litigation or proceeding.

3.31       Related Party Transactions.  Except as disclosed in the Schedule 3.31, neither the Shareholders nor their respective Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder or partner of, or consultant to or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Corporation.

3.32       Disclosure Schedules.  Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

3.33       No Misleading Statements.  The representations and warranties of the Corporation and the Shareholders contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to Neff and its representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not misleading.

3.34       Accurate and Complete Records.  The corporate minute books, stock ledgers, books, ledgers, financial records and other records (including Governmental Permits and any environmental reports, studies or assessments) of the Corporation:

(a)           have been made available to Neff and its agents at the Corporation’s offices or at the offices of Neff’s attorneys or the Corporation’s attorneys;

(b)           have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

(c)           are accurate and complete, reflect all material corporate transactions required to be authorized by the Boards of Directors and/or Shareholders of the Corporation and do not contain or reflect any material discrepancies.

3.35       Brokers; Finders.  Except for Hageman, Stansberry and Associates whose commission/fees are the sole responsibility the Shareholders, neither the Corporation nor any Shareholders have incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

3.36       Affiliate Transactions.  Except as set forth on Schedule 3.36, no Shareholder, director or executive officer of the Corporation or member of any such person’s immediate family or corporation, partnership, trust or other entity controlled by any such person, is currently, or within the last two years has been, a party to any transaction with the Corporation including, without limitation, any contract (a) providing for the furnishing of services by, (b) providing for the lease or rental of real or personal property from, (c) providing for the borrowing or loaning of money or other property to or (d) otherwise requiring payments to (other than routine payment to officers and directors or employees of the Company or any of its Subsidiaries of remuneration, provision of benefits, reimbursement of business expenses and other matters typically incident to employment or service as a director), any person referred to in this sentence.  Each of the transactions required to be set forth on Schedule 3.36 was entered into on an arms-length basis on terms no less favorable to the Corporation than those that would apply in a transaction with an unaffiliated third party.

3.37       Assets.  The assets of the Corporation (which include, without limitation, owned assets and leasehold interests) include all assets necessary to conduct the business of the Corporation (consistent with past practices) as of the date hereof in all material respects. The assets of the Corporation (including, without limitation, the Rental Fleet, which is in rental ready condition) are in good operating condition and repair in all material respects consistent with industry practice (subject to normal wear and tear).

3.38       No Other Agreements to Sell the Assets or Stock of the Corporation.  Other than sales of obsolete inventory in the ordinary course of the Corporation’s businesses consistent with past practice, the Corporation has no obligation of any kind or nature, absolute or contingent, to any other Person to (a) sell or effect a sale of all or any of its assets, (b) effect any merger, consolidation or other reorganization of, or other business combination involving, the Corporation or (c) enter into any contract or cause the entering into a contract with respect to any of the foregoing.

4.             REPRESENTATIONS AND WARRANTIES OF NEFF

Neff represents and warrants to the Shareholders that each of the following representations and warranties is true as of the date of this Agreement and will be true as of the Closing Date, and agrees that such representations and warranties shall survive the Closing:

4.1         Existence and Good Standing.  Neff is a Corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Neff has full corporate power and authority to own and lease its properties and to carry on its business as now conducted.  Neff is not required to be qualified or licensed to conduct business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a material adverse effect on its financial condition.

4.2         No Breach of Default.  The execution and delivery by Neff of this Agreement, and the consummation by Neff of the transactions contemplated hereby, do not, in a manner that would adversely affect Neff’s ability to perform its obligations hereunder:

(a)           result in the material breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, in any manner release any party from any obligation under, require any consent under, or result in any lien, claim, or encumbrance on Neff’s assets under any mortgage, lease, note, bond, indenture, or contract, agreement, license or other instrument or obligation of any kind or nature to which Neff is a party, or by which Neff, or any of its assets, is or may be bound or affected; or

(b)           violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, known to Neff, or require the approval, consent or permission of any governmental or regulatory authority; or

(c)           violate the Certificate of Incorporation or Bylaws of Neff.

4.3         Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by Neff and, subject to the due authorization, execution and delivery by the Corporation and the Shareholders, constitutes a legal, valid and binding obligation of Neff.  Neff has full corporate power, legal right and corporate authority to enter into and perform its obligations under this Agreement and to carry on its business as presently conducted.  No consent of, approval by, filing with, or notice to any governmental authority or any other Person or entity is required for Neff to execute, deliver, and perform this Agreement.

4.4         No Misleading Statements.  The representations and warranties of Neff contained in this Agreement, the Exhibits and Schedules hereto are materially complete and accurate, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading as of the Closing Date.

4.5         Disclosure Schedules.  Any matter disclosed by Neff on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

5.             CLOSING DELIVERIES

At the Closing, the respective parties shall make the deliveries indicated:

5.1         Neff Deliveries.

(a)           Neff shall deliver to the Shareholders the portion of the Purchase Price required to be delivered on the Closing Date pursuant to Section 1.2.

(b)           Neff shall execute and deliver the Escrow Agreement and deliver the Hold Back to the Escrow Agent.

(c)           Intentionally omitted.

(d)           Neff or its parent shall execute and deliver employment agreements with each of the Shareholders on terms and conditions reasonably satisfactory to Neff.

5.2         Shareholders Deliveries.

(a)           The Shareholders shall deliver to Neff the certificates representing the outstanding Corporation’s Stock, free and clear of all Liens, accompanied by stock powers duly executed in blank.

(b)           The Shareholders shall deliver evidence reasonably satisfactory to Neff that all required third party consents to the transactions contemplated hereby, including without limitation all required consents of the landlords under all real estate leases to which the Corporation is a party, were obtained.

(c)           The Corporation shall deliver to Neff evidence satisfactory to Neff showing that all written employment contracts and all oral employment contracts other than those described in Section 5.1(d) and that are terminable “at will” without payment of severance  or other benefits with non-union employees of the Corporation (including, without limitation, stock options or other rights to obtain equity in the Corporation) have been terminated, effective on or before the Closing Date.

(d)           The Shareholders shall cause each officer and director of the Corporation to deliver  a resignation as an officer and/or director of the Corporation.

(e)           The Shareholder Representative shall execute and deliver the Escrow Agreement.

(f)            The Corporation shall deliver to Neff signature cards for all bank accounts set forth on Schedule 3.23(a), providing for the deletion of the names of the authorized signatories for such accounts immediately prior to the Closing and the addition of Neff’s designees immediately after the Closing.

(g)           The Shareholders shall execute and deliver employment agreements with Neff or its parent on terms and conditions reasonably satisfactory to Neff

(h)           The Shareholders shall deliver to Neff: (i) payoff letters from each lender with respect to any Funded Debt, in form and substance reasonably satisfactory to Neff, evidencing the aggregate amount of such Funded Debt outstanding thereunder as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date), and an agreement that, if such aggregate amount so identified is paid to such lenders on the Closing Date, then such indebtedness shall be repaid in full (each a “Payoff Letter” and collectively the “Payoff Letters”); and (ii) subject to the proviso in this Clause (ii), UCC-3 termination statements or other appropriate documents in form and substance reasonably satisfactory to Neff that, when filed in the applicable jurisdictions, will ensure that all Liens affecting any real or personal property of the Company or any of its Subsidiaries will be released (each a “Termination Statement” and collectively, the “Termination Statements”); provided, that this covenant shall be deemed to have been satisfied, with respect to any such Payoff Letter and any such Lien, to the extent that the applicable Payoff Letter and Termination Statement are delivered in accordance with Section 1.4(a)(ii) on or prior to July 17, 2006; provided, that all Funded Debt was reflected in the calculation of the Purchase Price, or has been paid from the Funded Debt Hold Back prior to such date.

6.             ADDITIONAL COVENANTS AND AGREEMENTS OF NEFF, THE CORPORATION AND THE SHAREHOLDERS

6.1         Further Assurances and Additional Conveyances.  Following the Closing, the Shareholders and Neff shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as Neff or the Shareholders may reasonably request for the purpose of carrying out this Agreement.  The Shareholders will cooperate with Neff and/or the Corporation on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

6.2         Release of Guaranties.  After the Closing Date, Neff shall use commercially reasonable efforts to obtain the termination and release of the obligations of the Shareholders under personal guaranties that are either listed on Schedule 6.2 or which relate to indebtedness of the Corporation included in the Financial Statements as of the Balance Sheet Date; provided that Neff shall not be required to pay for any release of guarantee.  Neff shall defend and indemnify the Shareholders and hold them harmless from and against all losses, expenses or claims by third parties to enforce or collect indebtedness owed by the Corporation as of the Closing Date which is personally guaranteed by the Shareholders pursuant to such guaranties.  The Shareholders may notify the obligees under such guaranties that they have terminated their obligations under such guaranties.  The Shareholders shall cooperate with Neff in obtaining such releases.

6.3         Confidentiality.  Neither Neff, the Corporation nor the Shareholders shall disclose or make any public announcements of the transactions contemplated by this Agreement without the prior written consent of the other, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify the other as soon as practicable before such disclosure or announcement is expected to be made, and, in the case of Neff, unless required by the forms of any agreement related to the debt financing obligations of Neff or its affiliates.

6.4         Brokers and Finders Fees.  Each party shall pay and be responsible for any broker’s, finder’s or financial advisory fees incurred by it in connection with the transactions contemplated by this Agreement.

6.5         Tax Matters.           Immediately prior to the Closing the Corporation shall furnish to Neff a certification dated as of the Closing Date and in accordance with Treasury Regulation Section 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Neff, certifying that an interest in the Corporation is not a United States real property interest because the Corporation is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

7.             INDEMNIFICATION

7.1         Indemnity by the Shareholders.  The Shareholders jointly and severally covenant and agree that they will, subject to the limitations set forth in Section 7.2, indemnify and hold harmless Neff, the Corporation and their respective directors, officers and agents and their respective affiliates, successors and assigns from and after the date of this Agreement (the “Neff Indemnitees”) against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), expenditures, including, without limitation, any Environmental Site Losses (as defined in Section 7.1(b)) (collectively “Losses”) with respect to each of the following (all, the “Indemnity Events”):

(a)           Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant (including, if applicable, the Shareholders’ obligation to cause the Escrow Agent to make payments to Neff pursuant to Section 1.4 (b) or (c)) on the part of the Shareholders or the Corporation pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to Neff pursuant to the terms of this Agreement regardless of whether, in the case of a breach of a representation or a warranty, Neff relied on the truth of such representation or warranty or, in the case of a breach of a representation, warranty or covenant, Neff had any knowledge of any breach thereof.  For purposes of this Section 7.1(a), the representations and warranties of the Shareholders or the Corporation contained in this Agreement shall be deemed to have been made without any qualification as to knowledge or materiality and, accordingly, all references in such representations and warranties to “material,” “materially,” “material adverse effect,” “knowledge of the Corporation or knowledge of the Shareholders” and similar terms and phrases (including, without limitation, references to the dollar thresholds therein) shall be deemed to be deleted therefrom.

(b)           “Environmental Site Losses,” which shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial, response or corrective action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any Corporate Property, any UST (whether the existence of the UST is known or not) or any other site used or operated by the Corporation at any time prior to the Closing Date, including, but not limited to (i) any actual or alleged violation of any law or regulation respecting the protection of the environment, or any other law or regulation respecting the protection of the air, water and land occurring prior to the Closing Date and (ii) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any Release of pollutants or Hazardous Materials from any Corporate Property, any UST or any other environmental site used or operated by the Corporation at any time prior to the Closing Date resulting from activities thereat occurring prior to the Closing Date, whether such Release is into the air, water (including groundwater) or land and whether such Release occurring before, during or after the Closing Date.  The term “Release” as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment.

(c)           Any liability arising from the matters described on Schedule 3.8(b) or required to be described on Schedule 3.8(b) which are not so described.

(d)           All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) incident to any of the foregoing.

7.2         Limitations on Shareholders’ Indemnities.

(a)           The obligations of the Shareholders to indemnify the Neff Indemnitees as provided in Section 7.1 for matters other than Fundamental Obligations (with respect to which no threshold or deductible will apply) shall be equal to the amount by which the cumulative amount of all such Losses with respect to any or all Indemnity Events exceed two hundred fifty thousand dollars ($250,000.00) (the “General Deductible Amount”), inclusive of the Equipment basket at Section 1.4(b).  For purposes of this Agreement, the term “Fundamental Obligations” shall mean (i) the Shareholders’ obligation to cause the Escrow Agent to make the payments required by Section 1.4 (b) and (c), (ii) the representations and warranties in Sections 3.1 (Organization, Standing and Qualification), 3.2 (Capitalization), 3.3 (All Stock Being Acquired), 3.4 (Authority for Agreement) and the covenant in Section 5.2(a) (Shareholder Deliveries) (the matters identified in this clause (ii) are referred to herein as the “Title Matters”), (iii) the representations and warranties in Sections 3.18 (Taxes) and 3.26 (Environmental Matters), and (iv) the Environmental Site Losses.

(b)           The maximum amount which Neff can recover as a result of one or more Indemnity Events pursuant to the provisions hereof for Claims other than those related to Fundamental Obligations shall not in the aggregate exceed $750,000.  For the avoidance of doubt, the amount of any losses with respect to which the Neff Indemnities are not indemnified due to the inclusion of such Losses in the General Deductible Amount shall not be deemed to have been recovered by Neff for purposes of this Section 7.2(b).

(c)           The obligations of the Shareholders under Section 7.1 shall expire, unless a Claims Notice is given or litigation is commenced (i) on or prior to the date that is sixty (60) days after the last day of the statute of limitations on claims related to Sections 3.18 (Taxes) and 3.26 (Environmental Matters) and (ii) on or prior to twenty-four (24) months after Closing , with respect to all other Losses; provided, however, that the obligations of the Shareholders under Section 7.1 with respect to the Title Matters shall not expire, but instead shall survive indefinitely.

(d)           For the avoidance of doubt, the limits set forth in Section 7.2(a) and (b) shall not apply to the indemnity obligations set forth in Section 7.3 (Tax Indemnification).

7.3         Tax Indemnification.

(a)           The Shareholders covenant and agree that they will jointly and severally indemnify and hold harmless each of the Neff Indemnitees from and against all Taxes of the Corporation (i) with respect to all periods ending on or prior to the Closing Date (a “Pre-Closing Period”), (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), but only with respect to the portion of such period up to and including the Closing Date (for purposes of this Agreement, such portion is referred to as a “Pre-Closing Partial Period,” and the portion of such period that begins after the Closing Date is referred to as a “Post-Closing Partial Period”), or (iii) payable as a result of a breach of any representation or warranty set forth in Section 3.18, provided, however, that the Shareholders shall have no obligation to indemnify the Neff Indemnitees for any Taxes which are Closing Date Current Liabilities.

(b)           Any Taxes for a period including a Pre-Closing Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-Closing Partial Period and such Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Corporation during such Pre-Closing Partial Period and such Post-Closing Partial Period.

(c)           The Shareholders shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Corporation on or prior to the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Neff shall file or cause to be filed when due all Tax Returns required to be filed after the Closing Date.  With respect to any Tax Returns required to be filed by Neff pursuant to this Section 7.3(c) for which the Shareholders have any liability for Taxes due (including pursuant to their indemnity obligations under Section 7.3(a)), any such Tax Returns shall be submitted by Neff to the Shareholders at least twenty days prior to the due date (including extensions) of such Tax Returns for the Shareholders’ consent, not to be unreasonably withheld.  The Shareholders’ consent to such Tax Returns shall be presumed if the Shareholders fail to respond to Neff within fifteen days following the submission of such Tax Returns to the Shareholders by Neff.  Prior to the due date (including extensions) of such Tax Returns, the Shareholders shall pay Neff their share of the Taxes shown to be dues on such returns.  If the Shareholders disagree with the computation of such amount, the Shareholders shall notify Neff of such disagreement in writing at the time of payment.  Neff and the Shareholders shall use their respective best efforts to resolve any such disagreement, and if no resolution is achieved within two months, Neff and the Shareholders shall mutually select an independent accounting firm, whose determination of the issue for which there is disagreement shall be final and binding on Neff and the Shareholders.  Upon resolution or determination of such issue, there shall be made a payment, if necessary, between Neff and the Shareholders in order to take into account the results of such resolution or determination.

(d)           Neff and the Shareholders shall reasonably cooperate, and shall cause their respective Affiliates, officers, directors, employees, and agents to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(e)           The Shareholders, on the one hand, and Neff, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes of the Corporation for any Pre-Closing Period or any Pre-Closing Partial Period.  Neff shall control any Tax audits or other proceedings involving the Corporation, provided that the Shareholder Representative may participate in any such proceeding at the sole cost and expense of the Shareholders.  Neither Neff, on the one hand, nor the Shareholders, on the other hand, may settle or otherwise resolve any such audit or proceeding relating to any Pre-Closing Period or any Pre-Closing Partial Period without the consent of the other party, such consent not to be unreasonably withheld.

7.4         Notice of Indemnity Claim.

(a)           In the event that any claim (“Claim”) is hereafter asserted against or arises with respect to any Neff Indemnitee as to which such Neff Indemnitee may be entitled to indemnification hereunder, the Neff Indemnitee shall notify the Shareholder Representative (the “Indemnifying Party”) in writing thereof (the “Claims Notice”) within sixty (60) days after (i) receipt of written notice of commencement of any third party litigation against such Neff Indemnitee, (ii) receipt by such Neff Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Neff Indemnitee, or (iii) such Neff Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant).  The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Neff Indemnitee.  The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 7.4 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder except to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

(b)           The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) does not exceed the limit set forth in Section 7.2(b) at the time the Claim is made, by the Indemnifying Party’s own counsel (which counsel shall be subject to the reasonable approval of Neff); provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify the Neff Indemnitee with respect to such action.  The Neff Indemnitee may participate, at the Neff Indemnitee’s own expense, in the defense of any Claim assumed by the Indemnifying Party, subject to Section 7.4(e).  The Indemnifying Party shall not agree to any compromise or settlement of a Claim defended by the Indemnifying Party without the written approval of the Neff Indemnitee which, in the case of any proposed settlement involving solely the payment of monetary damages and no obligation, restriction on operations or adverse effect on any Neff Indemnitee, shall not be unreasonably withheld.

(c)           If, within thirty (30) days of the Indemnifying Party’s receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 7.4(b) and elected to defend the Claim, the Neff Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys’ fees, shall be added to the Claim.  The Indemnifying Party shall promptly, and in any event within thirty (30) days after demand therefor, reimburse the Neff Indemnitee for the costs of defending the Claim, including reasonable attorneys’ fees and expenses.

(d)           The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers.  In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim.

(e)           In the event both the Neff Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Neff Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Neff Indemnitee and the Indemnifying Party in the same action or proceeding and the Neff Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel, in which case each of the Neff Indemnitee and the Indemnifying Party shall have separate counsel and the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party.

7.5         Survival of Representations, Warranties and Agreements.  The representations and warranties of the Shareholders contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the “Representations and Warranties”) and the liability of the party making such Representations and Warranties for breaches thereof shall survive the consummation of the transactions contemplated hereby.

7.6         Tax Treatment.  The parties agree, for all federal, state and local tax purposes, to treat all payments to the Neff Indemnitees pursuant to this Section 7 as an adjustment to, and reduction of, the Purchase Price.

7.7         No Right of Contribution.  After the Closing, neither Neff nor the Corporation shall have any liability to indemnify any Shareholder on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of the Shareholders or the Corporation; and no Shareholder shall have any right of contribution against the Corporation with respect to Claims by a Neff Indemnitee arising under this Agreement.

7.8         Exclusive Remedy.  The provisions of this Section 7 shall be the exclusive remedy of the Neff Indemnitees with respect to any breach of representation or warranty under this Agreement, other than for any fraudulent breach of a representation or warranty.

7.9         Hold Back.  Neff Indemnitees shall be entitled to recover, with respect to any indemnification claim under this Section 7, (a) first, from the Hold Back, as governed by the Escrow Agreement, to the extent that proceeds remain in the Escrow Account and are available to satisfy such claims, and (b) second, from the Shareholders (provided, that with respect to any Claim related to Funded Debt that was not included in the calculation of Purchase Price, Neff Indemnitees shall be entitled to recover first from the Funded Debt Hold Back and second from the Shareholders and the General Hold Back (without duplication)).

8.             OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDERS AND NEFF

8.1         Restrictive Covenants.  The Corporation and the Shareholders acknowledge that (i) Neff, as the purchaser of the Corporation’s Stock, is and will be engaged in the same business as the Corporation (the “Business”); (ii) the Shareholders are intimately familiar with the Business; (iii) the Business is currently conducted in the State of California and Neff may continue the Business in California and may, by acquisition or otherwise, to expand the Business into other geographic areas of California where it is not presently conducted; (iv) the Shareholders have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 8.1 are essential to protect the Business and the goodwill being acquired; and (vi) the Shareholders have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Business and the provisions of this Section 8 will not impair such ability.  The Shareholders covenant and agree as set forth in (a), (b), (c), (d) and (e) below with respect to the Corporation:

(a)           Non-Compete.  For a period commencing on the Closing Date and terminating on the third anniversary of the later of the Closing Date or the last day of such Shareholders’ employment with the Corporation (the “Restricted Period”), no Shareholder  shall, anywhere in any county where Neff Corp., a Delaware corporation, or one of its direct or indirect subsidiaries (including the Corporation) owns or operates a construction or industrial equipment sales, rental or leasing business immediately following the Closing (the “Restricted Territory”), directly or indirectly, acting individually or as the owner, shareholder, partner, consultant or employee of any entity, (i) engage in the operation of any equipment rental, equipment sales or equipment leasing business; (ii) enter the employ of, or render any personal or consulting services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities other than Neff; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, member, officer, director, principal, agent, trustee or lender of or to any such business engaged in the activities described in clause (i) of this Section 8.1(a) owned or pursued by any Person; provided, however, that the Shareholders may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that the Shareholders are not a controlling Person of, or a member of a group which controls, such business and further provided that the Shareholders do not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business.

(b)           Confidential Information.  During the Restricted Period and thereafter, the Shareholders shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business (“Confidential Information”), including without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by the Shareholders, or (ii) is general knowledge in the equipment rental, sales or leasing business and not specifically related to the Business.

(c)           Property of the Business.  All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Shareholders or the Corporation or made available to them relating to the Business, but excluding any materials (other than the minute books of the Corporation) maintained by any attorneys for the Corporation or the Shareholders prior to the Closing for the purpose of negotiating, executing and performing this Agreement, are and shall be the property of Neff and have been delivered or will be delivered or made available to Neff at the Closing.

(d)           Non-Solicitation.  During the Restricted Period, without the written consent of Neff, which may be granted or withheld by Neff in its discretion, the Shareholders shall not directly or indirectly solicit or encourage any employees of the Corporation to leave the employ of the Corporation and join the Shareholders in any business endeavor owned or pursued by the Shareholders.

(e)           No Disparagement.  From and after the Closing Date, the Shareholders shall not, in any way or to any Person or entity or governmental or regulatory body or agency, denigrate or derogate Neff or any of its direct or indirect subsidiaries or any officer, director or employee, or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by the Shareholders from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise.  A statement shall be deemed denigrating or derogatory to any Person or entity if it adversely affects the regard or esteem in which such Person or entity is held by investors, lenders or licensing, rating, or regulatory entities.  Without limiting the generality of the foregoing, the Shareholders shall not, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any Person, entity or governmental or regulatory body or agency who or which has dealings or prospective dealings with any such company or jurisdiction or prospective jurisdiction over any such company.  This paragraph does not apply to the extent that testimony is required by legal process; provided, that Neff has received not less than five (5) days’ prior written notice of such proposed testimony or such lesser notice as the Shareholder shall have received.

8.2         Rights and Remedies Upon Breach.  If the Shareholders or any of their Affiliates breaches, or threatens to commit a breach of, any of the provisions of Section 8.1 herein (the “Restrictive Covenants”), Neff shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Neff at law or in equity:

(a)           Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Neff and that money damages would not provide an adequate remedy to Neff.  Accordingly, in addition to any other rights or remedies, Neff shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Shareholders from any violation thereof.

(b)           Accounting.  The right and remedy to require the Shareholders to account for and pay over to Neff all compensation, profits, monies, accruals, increments or other benefits derived or received by the Shareholders as the result of any transactions constituting a breach of the Restrictive Covenants.

(c)           Severability of Covenants.  The Shareholders acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(d)           Blue-Penciling.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

(e)           Enforceability in Jurisdiction.  Neff and the Shareholders intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Neff and the Shareholders that such determination not bar or in any way affect Neff’s right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.3           Shareholder Representative.

(a)           Except as provided in Section 8.3(b), each Shareholder by executing this Agreement hereby irrevocably constitutes and appoints Don Bates as the Shareholder Representative, with full power and authority to act in the name of and for and on behalf of such Shareholder with respect to all matters arising in connection with, or related to, this Agreement and the Escrow Agreement to which such Shareholder is a party and the transactions contemplated hereby and thereby.  Except as provided in Section 8.3(b), the Shareholder Representative is hereby appointed (i) the agent and true and lawful attorney-in-fact of each Shareholder, with full power of substitution, and with full capacity and authority in its sole discretion, to act in the name of and for and on behalf of each Shareholder in connection with all matters arising out of, resulting from, contemplated by or related or incident to this Agreement and the Escrow Agreement, if applicable, and (ii) the agent for service of process for each Shareholder, and the Shareholders hereby irrevocably consent to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to the Shareholder Representative.  Without limiting the generality of the foregoing, the power of the Shareholder Representative shall include the power to represent each Shareholder with respect to all aspects of this Agreement, which power shall include, without limitation, the power to (i) waive any and all conditions of this Agreement, (ii) amend this Agreement and any agreement executed in connection herewith in any respect, (iii) bring, assert, defend, negotiate or settle any claims or actions pursuant to the terms hereof, (iv) retain legal counsel or accountants and be reimbursed by the Shareholders for all fees, expenses and other charges of such legal counsel or accountants, (v) receive notices or other communications, (vi) deliver any notices, certificates or other documents required and (vii) take all such other action and to do all such other things as the Shareholder Representative deems necessary, appropriate, desirable or advisable with respect to this Agreement or the Escrow Agreement; provided, however, that such authority shall not include the authority to receive any payment to be made to the Shareholders pursuant to this Agreement or the Escrow Agreement, which the parties acknowledge and agree shall be made on a pro rata basis based on the relative ownership by the Shareholders of the Corporation’s Stock immediately prior to the Closing as set forth on Schedule 3.2.  Neff and any Neff Indemnitee shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by the Shareholder Representative on behalf of the Shareholders, and Neff and any Neff Indemnitee shall have no duty to inquire as to the acts and omissions of the Shareholder Representative.  Each Shareholder hereby acknowledges and agrees that (i) all deliveries by Neff (other than any payment made in accordance with the proviso at the end of the immediately preceding sentence) shall be deemed deliveries to the Shareholders, (ii) Neff shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between the Shareholder Representative and any Shareholder and (iii) any disclosure made to the Shareholder Representative by or on behalf of Neff shall be deemed to be a disclosure made to each Shareholder.  In the event such Shareholder Representative refuses to, or is no longer capable of, serving as the Shareholder Representative hereunder, a majority of the Shareholders shall promptly appoint a successor Shareholder Representative who shall be reasonably acceptable to Neff and shall thereafter be a successor Shareholder Representative hereunder, and the Shareholder Representative shall serve until such successor is duly appointed and qualified to act hereunder.

(b)           Notwithstanding Section 8.3(a): (i) with the prior written consent of Neff, (A) any Shareholder may take any action with respect to any matter specified in such written consent and arising in connection with, or related to, this Agreement and the Escrow Agreement to which such Shareholder is a party and the transactions contemplated hereby and thereby and (B) the appointment of the Shareholder Representative as agent and attorney-in-fact for the purposes set forth in Section 8.3(a) shall be suspended to the extent (and only to the extent) and with respect to those matters (and only those matters) specified in such written consent; and (ii) the Neff Indemnitees may at any time with respect to any matter direct any instruction or request directly to any Shareholder in its capacity as such, and such instruction or request shall constitute the written consent of Neff with respect to such matter for purposes of Section 8.3(b)(i).  Any written consent delivered pursuant to this Section 8.3(b) may be withdrawn at any time, and upon any such withdrawal the provisions of Section 8.3(a) shall apply fully as though no written consent had been delivered (subject to the Neff’s continued right to deliver a written consent pursuant to this Section 8.3(b), including with respect to any matter that was the subject of a previous written consent).

9.             GENERAL

9.1         Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of Neff and the heirs, legal representatives or assigns of the Shareholders; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its, his or her responsibilities under this Agreement.

9.2         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.3         Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or one business day following deposit with an air courier service:

If to the Shareholders:	At the address set forth on Schedule 3.2.

With a copy to:	Leslie E. Chayo, Esq.
8383 Wilshire Blvd.
Suite 510
Beverly Hills, CA 90211
Fax: (310) 276-2912

If to Neff:	Juan Carlos Mas
Chief Executive Officer
Neff Corp.
3750 N.W. 87th Avenue
Suite 400
Miami, FL 33178
Fax: (305) 513-4155

and:	Doug Hitchner
Managing Principal
Odyssey Investment Partners, LLC
38th Floor
New York, NY 10017
Fax: (212) 351-7920

With a copy to:	Robert F. Kennedy, Esq.
885 Third Avenue
Suite 1000
New York, NY 10022
Fax: (212) 751-4864

9.4         Attorneys’ Fees.  In the event of any dispute or controversy between Neff and/or the Corporation on the one hand and the Shareholders on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred by the prevailing party.  Such award shall include post-judgment attorney’s fees and costs and attorney fees on appeal or any petition for review therefrom.

9.5         Applicable Law.  The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws provisions.

9.6         Payment of Fees and Expenses.  Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder (including, in the case of the Shareholders, any such fees, expenses and disbursements paid or accrued by, or charged to, the Corporation).

9.7         Incorporation by Reference.  All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

9.8         Captions.  The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

9.9         Number and Gender of Words.  Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

9.10       Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire agreement and understanding between the Corporation, the Shareholders and Neff and supersedes any prior agreement and understanding relating to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written instrument executed by the Corporation, the Shareholders and Neff acting through its officers, thereunto duly authorized by its Board of Directors.

9.11       Waiver.  No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

9.12       Construction.  The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Wherever reference is made in this Agreement to the “knowledge” of the Shareholders, such term means the actual knowledge of the Shareholders.  Wherever reference is made in this Agreement to the “knowledge” of the Corporation, such term means the actual knowledge of any management employee, officer or director of the Corporation.  Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day.  All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in California.  Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

10.           ARBITRATION AND DISPUTE RESOLUTION.

The parties waive their right to seek remedies in court, including any right to a jury trial, with respect to any dispute concerning determination of the Adjustments to the Purchase Price under Sections 1.3 and 1.4 only.   The parties agree that in the event Neff and the Shareholders are unable to resolve a dispute concerning determination of the Adjustments to the Purchase Price, such dispute shall be resolved exclusively by arbitration to be conducted in Sacramento, California in accordance with the rules of the Judicial Arbitration and Mediation Service (“JAMS”) applying the laws of California.  The parties agree that such arbitration shall be conducted by a retired judge who is experienced in dispute resolution regarding business acquisitions and accounting matters, that discovery shall not be permitted except as required by the rules of JAMS, that the arbitration award shall not include factual findings or conclusions of law, and that no punitive damages shall be awarded.  The parties understand that any party’s right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited.  Any award rendered by the arbitrator shall be final and binding on the parties, and judgment may be entered on it in any court of competent jurisdiction as otherwise provided by law.  The preceding portion of this Section does not apply to any dispute relating to any other provision of the Agreement, or to any other aspect of the transactions contemplated herein, and such other disputes may be resolved by the parties by any means available, including without limitation court action and a jury trial.  The parties expressly do not waive any right to pursue any remedy available with respect to any dispute other than one concerning determination of the Adjustments to the Purchase Price under Sections 1.3 and 1.4, and expressly do not waive the right to trial with respect any other dispute.

[signatures pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons thereunto duly authorized as of the date first above written.

THE CORPORATION:	River City Connections, Inc. By: President

By:
President

THE SHAREHOLDERS:

Don Bates

Don Greene

Tony Pugh

NEFF:	Neff Rental, Inc.

By: